On May 17, 2011, NASDAQ Listing Qualifications staff (Staff) notified
Alanco Technologies, Inc. (Company) that it determined to delist the Company based on its broad discretionary authority under Rule 5101 and the Companys failure to comply with Rules 5205(e) and 5250(a)(1). On May 20, 2011, the Company exercised its right to appeal the Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. A Panel hearing was held on June 30, 2011. On July 22, 2011, the Panel issued a decision that denied the Companys request for continued listing and determined to delist the Companys securities. On July 27, 2011, the Company requested that the Panel reconsider its July 22, 2011 decision pursuant to Rule 5815(d)(5). On August 1, 2011, the Panel informed the Company that it had denied the Companys request for reconsideration. On August 8, 2011, the Company exercised its right to appeal the July 22, 2011 Panel decision to the Nasdaq Listing and Hearing Review Council (Council) pursuant to Rule 5820(a). On October 21, 2011, the Council issued a decision that affirmed the Panel decision to delist the Companys securities. On November 23, 2011, the Company was provided notice that the Nasdaq Board of Directors declined to call the Council decision for review pursuant to Rule 5825(a).